June 17, 2026

Brady Cobb
Interim Chief Executive Officer
SPLASH BEVERAGE GROUP, INC.
1112 N. Flagler Drive
Fort Lauderdale, Florida 33304

        Re: SPLASH BEVERAGE GROUP, INC.
            Registration Statement on Form S-1
            Filed June 12, 2026
            File No. 333-296755
Dear Brady Cobb:
       This is to advise you that we have not reviewed and will not review your registration statement.
       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.
       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing
cc:    Constantine Christakis